NEWS RELEASE

Contact:     Wendy S. Schmucker

                  Sr. Vice President, Secretary and Treasurer

                  724-537-9923

For Immediate Release

COMMERCIAL NATIONAL POSTS FIRST QUARTER EARNINGS

LATROBE, PA, May 4, 2005 - Commercial National Financial Corporation (NASDAQ:CNAF), parent company of Commercial Bank & Trust of PA, has reported unaudited earnings for the three-month period ended March 31, 2005. The Company earned $1.041 million (or $.31 per average share outstanding) compared to $1.052 million (or $.31 per average share outstanding) earned in the same period last year. Earnings-per-share in 2005 are based on 3,413,426 average shares outstanding compared to 3,430,376 shares outstanding for the same period a year ago.

Earnings for 2005 have been positively impacted by a $470,000 credit for loan losses. After its first quarter evaluation was completed, management determined the allowance to be over allocated due to two reasons. First, a settlement was reached against an insurer over the collateral of a previously charged-off loan. The proceeds, less current year legal costs, amounted to $285,000. Second, Commercial Bank completed the sale during the first quarter of a parcel of improved real estate that it held as collateral on a classified loan which had a substantial allowance allocated to it.  This sale of collateral permitted the Company to release a portion of such allocated allowance.

The decline in other income for 2005 is mostly related to security gains and insurance sales commissions received in 2004. Due to the sale of the insurance agency subsidiary in 2004, the Company no longer receives income from insurance sales. Offsetting the decline in other income was a decline in other expenses. Expenses were lower for the first quarter due to reduced staffing levels, the non-recurring executive severance in 2004 and tighter controls on operating expenses.

In addition to Latrobe where it is headquartered, the Company operates community banking facilities in Greensburg, Hempfield Township, Ligonier, North Huntingdon, Unity Township and West Newton, Pennsylvania and also maintains a commercial business development sales force throughout its entire market area.  The Company also serves its customer base from an Internet banking site (www.cbthebank.com) and an automated TouchTone Teller banking system. The Company operates an asset management and trust division headquartered in Greensburg, Pennsylvania.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements are based on information currently available to the company, and the company assumes no obligation to update these statements as circumstances change. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including changes in general economic and financial market conditions, unforeseen credit problems, and the company's ability to execute its business plans.  The actual results of future events could differ materially from those stated in any forward-looking statements herein.

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wss/mar04news

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	March	March
	2005	2004
	(unaudited)	(unaudited)
ASSETS
Cash and due from banks on demand	$ 9,765	$ 8,676
Interest bearing deposits with banks	71	728

Securities available for sale	90,791	202,549
Restricted investments in bank stock	1,227	5,523

Loans	194,315	184,171
Allowance for loan losses	(1,646)	(2,480)
Net loans	192,669	181,691

Premises and equipment	4,619	5,143
Other assets	16,738	17,233
Total assets	$ 315,880	$ 421,543

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$ 57,898	$ 52,987
Interest bearing	208,174	210,876
Total deposits	266,072	263,863

Other liabilities	1,526	3,608
Short-term borrowings	4,425	48,650
Long-term borrowings	-	55,000
Total liabilities	272,023	371,121

Shareholders' equity
Common stock, par value $2 per share; 10,000,000 shares authorized; issued 3,600,000 shares; outstanding 3,413,426 and 3,430,376 shares in 2005 and 2004, respectively	7,200	7,200
Retained earnings	39,134	42,317

Accumulated other comprehensive income

	1,101	4,062

Less treasury stock, at cost, 186,574 and 169,624 shares in 2005 and 2004
	(3,578)	(3,157)
Total shareholders' equity	43,857	50,422

Total liability and shareholders' equity	$ 315,880	$ 421,543

COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
	Three Months Ended	Three Months Ended
	March 31	March 31
	2005	2004
	(unaudited)	(unaudited)
INTEREST INCOME:
Interest and fees on loans	$2,710	$2,706
Interest and dividends on investments:
Taxable interest	1,266	1,935
Interest exempt from federal
income tax	34	278
Other	4	4
Total interest income	4,014	4,923

INTEREST EXPENSE
Interest on deposits	1,016	877
Interest on short-term borrowings	16	51
Interest on long-term borrowings	-	726
Total interest expense	1,032	1,654

NET INTEREST INCOME	2,982	3,269
Provision/(credit) for loan losses	(470)	56
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	3,452	3,213

OTHER INCOME
Asset management and trust income	207	225
Service charges on deposit accounts	127	207
Other service charges and fees	194	193
Security gains	-	795
Commissions and fees from insurance sales	-	170
Income from investment in life insurance	126	139
Other income	62	61
Total other income	716	1,790

OTHER EXPENSES
Salaries and employee benefits	1,384	1,740
Executive severance	-	233
Net occupancy expense	177	188
Furniture and equipment expense	181	201
Pennsylvania shares tax	138	134
Legal and professional	127	223
Other expense	725	924
Total other expenses	2,732	3,643

INCOME BEFORE INCOME TAXES	1,436	1,360
Income tax expense	395	308

NET INCOME	$1,041	$1,052

Average shares outstanding	3,413,426	3,430,376

EARNINGS PER SHARE, BASIC	$ .31	$ .31